Exhibit 10.3

Mr. W. Hunt

Hexcel Composites Limited

Duxford

Cambridge

CB2 4QB

April 3, 2008

Dear Bill,

Your Pension benefits

The purpose of this letter is to modify your existing pension promise from Hexcel Composites Limited (the “Company”) as set out in the letter dated 21 January 1999 and executed by S C Forsyth, Director, I J Krakower, Director, and John J Lee, Chairman and CEO.  Except as modified below, your pension promise and your life assurance and ill-health retirement benefits as set forth in that letter are unchanged.  The following provisions are modified as follows:

The Hexcel Composites Limited Pension Scheme (the “Scheme”)

Benefits payable to you under the Scheme are now payable in accordance with the tax regime introduced by Finance Act 2004.

Benefits in excess of Scheme benefits

As stated in the letter dated 21 January 1999, the balance of the benefits payable will be paid directly by the Company.  The Company will therefore provide you with regular monthly payments.

It is agreed that you may in the future, at your discretion, elect to convert the unpaid benefits payable by the Company to a lump sum.  The amount of the lump sum for any and all future pension payments due to you and your spouse, will be calculated by an actuary appointed by the Company, using the same assumptions that are used for disclosure of the Scheme under US GAAP accounting principles, (currently Financial Accounting Standard (FAS) No.87 as amended by FAS Nos 132® and 158), or any such other accounting principles that are used to prepare the Company’s financial statements. The date selected for determining the assumptions will be the most recent measurement date i.e. the last Company year-end prior to the lump sum being paid or a subsequent remeasurement date. The lump sum will be reduced by tax payments requested to be withheld.  You and your wife will be asked to sign an appropriate irrevocable election form.  You will receive the lump sum payment six months after your election, and you must be alive at the time of payment.  For the avoidance of doubt, should you die before payment of the lump sum, it will not then be payable to your wife or estate. However, a spouse’s pension would be payable, in accordance with the letter to you dated 21 January 1999. Your spouse will not have the option to convert the benefits to a lump sum.

This letter is executed as a deed poll with the intention of allowing your wife to benefit from the promises made in this letter.

Except as stated above, the letter to you dated 21 January 1999 is unmodified.

Yours sincerely,

/s/ Wayne Pensky	/s/ Ira Krakower
Wayne Pensky, Director	Ira Krakower, Director

Executed as a deed poll for and on behalf of Hexcel Composites Limited

Countersigned by W Hunt to confirm his acceptance that this letter modifies the letter of 21 January 1999 executed by S C Forsyth, Director, I J Krakower, Director, and John J Lee, Chairman and CEO.

/s/ W Hunt

W Hunt